EXHIBIT 12.1
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                                  PARENT GROUP

                        COMPUTATION OF RATIO OF INCOME TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (unaudited)

                           (In millions except ratio)

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                                                                                          Six Months
                                                                                             Ended
                                                                                         July 4, 1998
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Fixed charges:
  Interest expense                                                                           $ 76
  Distributions on preferred securities of subsidiary trust, net of income taxes               13
  Estimated interest portion of rents                                                          11

    Total fixed charges                                                                      $100



Income:
  Income before income taxes and distributions on preferred
    securities of subsidiary trust                                                           $525
  Eliminate equity in undistributed pretax income of Finance Group                             87
  Fixed charges *                                                                             (63)

    Adjusted income                                                                          $549



Ratio of income to fixed charges                                                             5.49



* Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes


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